Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Cipher Mining Inc. on Form S-8 of our report dated February 25, 2025 with respect to our audits of the consolidated financial statements of Cipher Mining Inc. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, and our report dated February 25, 2025 with respect to our audit of internal control over financial reporting of Cipher Mining Inc. as of December 31, 2024 appearing in the Annual Report on Form 10-K of Cipher Mining Inc. for the year ended December 31, 2024.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

February 25, 2025